Exhibit 99
ProCentury Corporation Announces $0.04 per Share Dividend
COLUMBUS, Ohio, November 14 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that its Board of Directors has approved a cash dividend of $0.04 per share. The dividend will be payable on December 19, 2007 to stockholders of record on November 28, 2007.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury Corporation
Contact: Jeff Racz, 614-823-6302